AMENDED SCHEDULE A

TO INVESTMENT ADVISORY AGREEMENT

DATED MAY 1, 2006

BETWEEN

INLAND INVESTMENT ADVISORS, INC ("Adviser")

INLAND RETAIL REAL ESTATE TRUST, INC. ("Client")

1. This Schedule A may be amended from time to time by Adviser upon 30 days' written notice to Client.

2. Fee Schedule as of May 1, 2006:

Client shall pay or cause to be paid to Adviser as remuneration for its services under this Agreement a percent per annum based on the schedule below as an investment management fee on all assets under management.

A.

as an investment management fee on all equity assets under management:

• from $0 - $10,000,000 fee is 1 percent (1.0%) of assets

• from $10,000,001 - $25,000,000 fee is 90 basis points (.90%) of assets

• from $25,000,001 - $50,000,000 fee is 80 basis points (.80%) of assets

• over $50,000,000 fee is 75 basis points (.75%) of assets

• an additional performance fee calculated at the end of each calendar year of:

• 50 basis points (1/2%) if the annualized net profit is 15% - 20%

• 1% if the annualized net profit is 20%+

B.

as an investment management fee on all contracts (other than covered calls) related to futures and/or options only:

• 50 basis points (1/2%) on the option value on the date the position is closed; and

• 5% of the all profits earned on futures and/or options provided client earns a annual minimum return of 20% on closed positions during the calendar year ending December 31st or if Agreement is terminated prior to that date earned until such date.

In addition, Client will be responsible for any third party fees and charges as described in Section II of the Agreement. The fee will be computed and due monthly based on the average daily net asset value. The fee will be deducted from cash available in the account, and if there is no cash available, asset(s) will be sold in an amount equal to the payment due.